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                                                                EXHIBIT(a)(1)(J)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell any Shares. The Offer is made solely by the Offer to Purchase dated June 12, 2002, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. Neither Conoco Canada nor Conoco is aware of any jurisdiction in which the making of the Offer or the acceptance of shares in connection therewith would not be in compliance with the laws of such jurisdiction. If either Conoco or Conoco Canada becomes aware of any valid law in a jurisdiction prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Conoco Canada may, in its sole discretion, take such action as Conoco Canada may deem necessary to make the Offer in any such jurisdiction. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                      ALL OF THE OUTSTANDING COMMON SHARES
                                       OF
                        GULF INDONESIA RESOURCES LIMITED
                                       FOR
                        U.S.$13.25 FOR EACH COMMON SHARE
                                       BY
                         CONOCO CANADA RESOURCES LIMITED
                          A WHOLLY OWNED SUBSIDIARY OF

                                   CONOCO INC.

    Conoco Canada Resources Limited, a Nova Scotia, Canada corporation ("Conoco Canada") and a wholly owned subsidiary of Conoco Inc., a Delaware corporation ("Conoco"), is offering to purchase all of the outstanding common shares, par value U.S.$0.01 per share (the "Shares"), of Gulf Indonesia Resources Limited, a New Brunswick, Canada corporation ("Gulf Indonesia"), not owned by Conoco Canada. The offer to purchase is being made at a price of U.S.$13.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 12, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

    ------------------------------------------------------------------------
      THE OFFER EXPIRES AT 6:00 P.M., NEW YORK TIME, ON JULY 19, 2002, UNLESS THE OFFER IS EXTENDED.
    ------------------------------------------------------------------------

    The Offer is subject to certain conditions, including there having been validly tendered and not properly withdrawn, at the expiration of the Offer, more than 50% of the Shares then outstanding (calculated on a fully diluted basis) not owned by Conoco Canada, its affiliates or certain other persons.

    The Offer is being made pursuant to a Support Agreement dated as of June 7, 2002 (the "Support Agreement"), by and among, Conoco, Conoco Canada and Gulf Indonesia. Following the consummation of the Offer, Conoco Canada has agreed to use its best efforts to consummate a second-step transaction (the "Second-Step Acquisition") to acquire all remaining Shares not tendered in the Offer if the conditions to such Second-Step Acquisition have been satisfied or waived. The Second-Step Acquisition would be effected under the laws of New Brunswick, Canada pursuant to a compulsory acquisition or a statutory transaction such as an amalgamation, arrangement or share consolidation.

    THE BOARD OF DIRECTORS OF GULF INDONESIA AND A COMMITTEE OF INDEPENDENT DIRECTORS OF GULF INDONESIA (THE "INDEPENDENT COMMITTEE") HAVE (I) APPROVED THE OFFER AND THE SUPPORT AGREEMENT AND (II) DETERMINED THAT THE OFFER IS FAIR TO THE SHAREHOLDERS OF GULF INDONESIA (OTHER THAN CONOCO CANADA) AND IN THE BEST INTERESTS OF GULF INDONESIA AND THE SHAREHOLDERS OF GULF INDONESIA (OTHER THAN CONOCO CANADA). THE BOARD OF DIRECTORS OF GULF INDONESIA AND THE INDEPENDENT COMMITTEE RECOMMEND THAT SHAREHOLDERS OF GULF INDONESIA ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

    For purposes of the Offer, Conoco Canada will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when Conoco Canada gives oral or written notice to The Bank of New York (the "Depositary") of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price thereof with the Depositary, which will act as agent for tendering shareholders whose Shares have been accepted for payment. In all cases, payment for Shares accepted pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in the Offer to Purchase,
(ii) the Letter of Transmittal (or facsimile copy thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other required documents. Under no circumstances will interest on the purchase price for Shares be paid by Conoco Canada, regardless of any delay in making such payment.

    The term "Expiration Date" shall mean 6:00 p.m., New York time, on July 19, 2002, unless and until Conoco Canada (in accordance with the terms of the Support Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Conoco Canada, shall expire. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares other than in connection with an extension pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (which, in any event, must comply with Canadian law). Without limiting the manner in which Conoco Canada may choose to make any public announcement, Conoco Canada will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release, except as may be required by applicable law.

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time until Conoco Canada has accepted for payment Shares that have been tendered in the Offer. In addition, if Conoco Canada has not accepted Shares validly tendered into the Offer for payment by August 11, 2002, tendering shareholders can withdraw such Shares at any time thereafter until Conoco Canada accepts such Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn unless Conoco Canada has not deposited with the Depositary funds to pay for such Shares within three business days of such Shares having been accepted for payment. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase.

    Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of such certificates. Withdrawn Shares may be retendered by again following one of the procedures described under "THE OFFER--Procedure for Tendering Shares" in the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Conoco Canada, in its sole discretion, whose determination will be final and binding on all parties.

    The information required to be disclosed by Rule 14d-6(d)(1) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares whose names appear on Gulf Indonesia's shareholder lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance or copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                        The Information Agent for the Offer is:

                                [INNISFREE LOGO]

                            501 Madison Avenue, 20th Floor
                              New York, New York 10022
                      BANKS AND BROKERS CALL COLLECT: (212) 750-5833
                        ALL OTHERS CALL TOLL-FREE: (888) 750-5834

                        The Dealer Managers for the Offer are:

              [JP MORGAN LOGO]                     [MERRILL LYNCH LOGO]
         277 Park Avenue, 9th Floor                Bow Valley Square IV
            New York, NY 10172                 Suite 1650, 250-6th Avenue S.W.
          Toll Free: (866) 262-0777                 Calgary, Alberta
         Telephone: (212) 622-2624                  Canada T2P 3H7
                                                 Telephone:(403) 231-7318

JUNE 12, 2002